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                                                                     EXHIBIT 4.5

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

         THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment"), dated as of February 5, 2002, is between NOBLE DRILLING CORPORATION, a Delaware corporation (the "Company"), and BANK ONE TRUST COMPANY, N.A., AS SUCCESSOR
TO LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY, N.A., a national banking association, as rights agent (the "Rights Agent");

                                   WITNESSETH:

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 28, 1995, as amended (the "Agreement"); and

         WHEREAS, the Board of Directors of the Company deems it desirable to amend the Agreement pursuant to the provisions of Section 27 of the Agreement to make certain modifications to the Agreement upon the terms and conditions hereinafter set forth, such modifications to be effective on the date hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

         2. Amendment of Section 1. Section 1 of the Agreement is hereby amended in the following respects:

                  (a) by adding thereto a new defined term "Merger Agreement" which shall read in its entirety as follows:

                           "'Merger' shall mean the merger of the Company with
                  any of its subsidiaries, where the purpose of such merger is to cause the Company to become a direct or indirect, wholly owned subsidiary of a Person that prior to the effective time of such merger had been a direct or indirect, wholly owned subsidiary of the Company (the 'New Parent')."

                  (b) by adding thereto a new defined term "New Parent" which shall read in its entirety as follows:

                           "'New Parent' shall have the meaning set forth in the
                  definition of Merger."

                  (c) by adding thereto a new defined term "Merger Agreement" which shall read in its entirety as follows:



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                           "'Merger Agreement' shall have the meaning set forth
                  in Section 34 hereof."

         3. Amendment of Section 7. Paragraphs (a) and (b) of Section 7 of the Agreement are each amended by (i) deleting the word "and" immediately preceding clause (iii) thereof and inserting a "," in lieu thereof, and (ii) adding a new clause (iv) immediately following clause (iii) thereof which shall read in its entirety as follows: "and (iv) immediately prior to the effective time of a Merger."

         4. Addition of New Section 34. The Agreement is amended by adding a new
Section 34 thereof which shall read in its entirety as follows:

                           "Section 34. Exception For Merger. Notwithstanding
                  any provision of this Agreement to the contrary, neither a Distribution Date, Flip-In Event, Flip-In Trigger Date, Flip-Over Event, nor a Shares Acquisition Date shall be deemed to have occurred, none of the New Parent, or any of its Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of a merger agreement providing for a Merger, or any amendments thereof, approved in advance by the Board of Directors of the Company (each, a 'Merger Agreement') or (b) the commencement or, prior to termination of a Merger Agreement, the consummation of any of the transactions contemplated by such Merger Agreement in accordance with the provisions thereof, including the Merger provided for in such Merger Agreement."

         5. Effectiveness. This Amendment shall be deemed effective as of January 31, 2002, as if executed by both parties hereto on such date. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                                            NOBLE DRILLING CORPORATION



                                            By: /s/ ROBERT D. CAMPBELL
                                                --------------------------------
                                            Name:   Robert D. Campbell
                                                 -------------------------------
                                            Title:  President
                                                  ------------------------------


                                            BANK ONE TRUST COMPANY, N.A., AS
                                            SUCCESSOR TO LIBERTY BANK AND TRUST
                                            COMPANY OF OKLAHOMA CITY, N.A.



                                            By: /s/ JAKE L. RILEY
                                                --------------------------------
                                            Name:   Jake L. Riley
                                                 -------------------------------
                                            Title:  Senior Vice President
                                                  ------------------------------




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